EXHIBIT 11

                          WATSCO, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                        For the Years Ended December 31,
                        (In thousands, except share data)

                                                    1996                  1995 (1)              1994 (1)
                                                   ------                -----                 -----

Net Income                                         $12,992                $7,250               $5,762

Less subsidiary preferred stock dividend              (130)                 (130)                (130)
                                                   -------                ------               ------
Income applicable to common stock
   for primary earnings per share                   12,862                 7,120                5,632

Add interest expense, net of income
   tax effects, attributable to assumed
   conversion of convertible debentures                 70                   108                  121
                                                   -------                ------               ------
Income applicable to common stock
   for fully diluted earnings per share            $12,932                $7,228               $5,753
                                                   =======                ======               ======


Weighted average common shares
   outstanding                                  12,861,456             9,295,945            9,160,912

Dilutive stock options and warrant                 898,316               577,428              328,280
                                                ----------          ------------            ---------
Shares for primary earnings per share           13,759,772             9,873,373            9,489,192

Assumed conversion of debentures                   233,485               360,783              401,342

Additional dilution of stock options
   and warrant                                     198,423               221,749               78,858
                                                ----------            ----------            ---------
Shares for fully diluted earnings per
   share                                        14,191,680            10,455,905            9,969,392
                                                ==========            ==========            =========

Net income per primary share                         $.93                  $.72                  $.59
                                                     ====                  ====                  ====
Net income per fully diluted share                   $.91                  $.69                  $.58
                                                     ====                  ====                  ====


(1) The share amounts for 1995 and 1994 have been restated to reflect three-for-two stock splits effected in the form of a 50% dividend paid by the Company on June 14, 1996 and May 15, 1995.